Exhibit 10.1

CONFIDENTIAL

December 19, 2013

Relativity Sports, LLC
345 North Maple Drive, Suite 205
Beverly Hills, CA 90210

Attention: Josh Swartz

Re:	Letter of Intent regarding proposed relationship between MoPals.com, Inc. and Relativity Sports, LLC

Dear Mr. Swartz,

MoPals.com, Inc. (“MoPals”) is interested in entering into a relationship with Relativity Sports, LLC (“Relativity”), whereby Relativity will provide certain services in connection with its athletes’ participation in endorsing MoPals’ brand (the “Proposed Relationship”).

This letter of intent establishes a framework for the Proposed Relationship and is intended to facilitate the negotiation of a definitive agreement between MoPals and Relativity on the terms and conditions outlined in Schedule “A” attached hereto, in addition to customary representations, warranties, covenants and conditions (the “Definitive Agreement”).  This letter of intent is an expression of the present intention of the parties to explore the Proposed Relationship.  Except for the obligations set forth in paragraphs 1 through 6 hereof, which are intended to be legally binding, no other liability or obligation of any nature is intended to be created hereby.  For greater certainty the terms proposed in Schedule “A” and Schedule “B” are not binding on the parties hereto.

1.	Exclusive Dealing

In consideration of MoPals incurring substantial time, effort and expense in investigating and evaluating the Proposed Relationship, Relativity agrees that for the period from the date first written above up to and including 60 calendar days (the “Exclusivity Period”):

(a)    Relativity and MoPals shall deal exclusively with each other in connection with the Proposed Relationship; and

(b)    Relativity and MoPals shall not, directly or indirectly, whether through any of their respective officers, directors, partners, employees, shareholders, affiliates, agents or other representatives encourage or solicit any offers, inquiries or proposals by, or engage in any discussions or negotiations with, any person concerning the Proposed Relationship.

CONFIDENTIAL

2.	Facilitation of Player Negotiations

Relativity accepts that MoPals will enter into negotiations with some of Relativity’s athletes with the objective of entering into definitive agreements for the endorsement of MoPals’ loyalty program and social media network (“Endorsement Agreements”) during the Exclusivity Period.  The parties hereto acknowledge that the Endorsement Agreements will contain terms similar to those listed in Schedule “B” attached hereto.

Relativity agrees to facilitate the negotiations between MoPals and its athletes in relation to the Endorsement Agreements during the Exclusivity Period.  Mopals shall negotiate exclusively through Relativity with regards to the Endorsement Agreements.

3.	Confidentiality

“Confidential Information” as used in this letter of intent shall mean all information disclosed by the one party hereto (the “Disclosing Party”) to the other (the “Receiving Party”), regardless of whether it is marked confidential or whether it is conveyed in writing or orally, that relates to the business, property or services of the Disclosing Party and its business partners, affiliates or clients, including, without limitation, business books, business records, financial information, trade secrets, identity of business contacts, intellectual property rights, know-how, marketing information, competitive plans, and strategies.

Confidential Information shall not include information that: (i) is, or at any time becomes, part of the public domain other than by a breach of this letter of intent or by a third party’s breach of any confidentiality obligation in respect of the Confidential Information; (ii) becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party, provided that the source is not bound with respect to that information by a confidentiality agreement with the Receiving Party or its clients or is otherwise prohibited from transmitting that information by a contractual, legal or other obligation; (iii) was in the Receiving Party’s possession prior to disclosure of the same by the Disclosing Party; or (iv) has been disclosed by the Disclosing Party to a third party who is not obligated to protect such information as confidential.

The Receiving Party agrees to not use any Confidential Information for any reason during the Exclusivity Period other than for investigating, evaluating and negotiating the Proposed Relationship and any Endorsement Agreements with Relativity’s athletes.

The Receiving Party shall not disclose the Confidential Information to any third party, excluding Relativity’s clients and both parties’ advisors on the Proposed Relationship, without the prior written consent of the Disclosing Party and will protect such information from being disclosed to any third party, except those mentioned above, for a period of three years after the termination of the Exclusivity Period.

All Confidential Information shall be and remain the property of the Disclosing Party and shall be destroyed or returned by the Receiving Party to the Disclosing Party upon written request.  If the Receiving Party is requested or required by judicial, administrative or regulatory process to disclose any Confidential Information, the Receiving Party shall promptly notify the Disclosing Party of such request or requirement, so that the Disclosing Party may seek an appropriate protective order. This paragraph 3 shall survive the termination of this letter of intent and any termination of the negotiation period by either party hereto.

CONFIDENTIAL

4.	No Publicity

Except as required by law, no public announcement or press release concerning the Proposed Relationship shall be made by either party hereto without the prior mutual written consent of the parties hereto, except as required by securities law.

5.	Termination of Negotiation Period

Each of the parties hereto is free to withdraw from further discussions and negotiations at any time and for any reason prior to the execution of the Definitive Agreement by giving fifteen days’ written notice to the other.

6.	Transaction Costs

Each of the parties hereto shall bear its own costs relating to the Proposed Relationship, the Definitive Agreement, Endorsement Agreements and any matter related thereto or to this letter of intent, unless otherwise agreed to in the aforementioned Agreements.

7.	Schedules

MoPals and Relativity acknowledge and agree that the terms and conditions in Schedule “A” and Schedule “B” reflect their current understanding of the contemplated relationship but they do not constitute a legally binding or enforceable agreement.

If Relativity agrees with the foregoing, please deliver a signed copy of this letter to the undersigned.

Yours truly,

MOPALS.COM, INC.

By:
Name:	Alex Haditaghi
Title:	CEO

CONFIDENTIAL

Agreed to as of the date first written above:

RELATIVITY SPORTS, LLC

By:
Name:	Josh Swartz
Title:	President

CONFIDENTIAL

SCHEDULE “A”

NON-BINDING TERMS AND CONDITIONS OF THE PROPOSED RELATIONSHIP

1.	Definitions.

All capitalized terms used in this Schedule “A”, which are undefined, shall have the meaning given to that term in the letter of intent to which this Schedule “A” is attached.

2.	Covenants of Relativity.

Relativity will provide consulting services to MoPals, including with respect to a capital raise and product placement in movies for MoPals related merchandise, as well as general marketing of the MoPals brand and assistance negotiating Endorsement Agreements with Relativity’s athletes.

3.	Covenants of MoPals.

MoPals will dedicate social media strategists, creative designers and software and web engineers to assist Relativity and its clients in growing its social media exposure on Facebook, Twitter, MoPals and all new and upcoming platforms.

4.	Announcement and Launch Period.

The parties will announce their relationship on a mutually agreeable date, currently set at [February 1, 2014], but in no case shall the announcement occur prior to the full execution of the Definitive Agreements and Endorsement Agreements unless otherwise required by securities law.

The launch period of the relationship will begin on [February 14, 2014] and end on [May 14, 2014], or such other dates as mutually agreed by the parties hereto.

5.	Dedicated Contacts.

Relativity and MoPals will each provide dedicated contacts to manage the relationship.

6.	Board of Directors.

MoPals will appoint an executive officer of Relativity to its board of directors.

7.	Share Subscription.

MoPals will issue 3,000,000 shares to Relativity (these shares shall be in addition to any shares issued to Relativity’s athlete clients) upon execution of the Definitive Agreement and Endorsement Agreements with each of the athletes listed in section 5 of Schedule “B”.

Proposed details for equity:

-	1 million shares vested at the beginning of each contract year for 3 years
-	After vest period, shares are eligible to be sold
-	No dilution provision
-	If MoPals is acquired, sold, merged, reorganized, etc. where a new entity or person controls the majority of the outstanding voting securities, the full share allotment is deemed to be earned

CONFIDENTIAL

8.	Exclusivity.

MoPals will not enter into a relationship with any other sports agency or athlete management company in connection with an endorsement by such agency’s athletes during the term of the Definitive Agreement.

Relativity will not enter into an endorsement relationship with any third party loyalty programs that may be in competition with MoPals or that may involve the promotion of or generation of sign-ups for third party social media sites and networks.

Relativity will not facilitate its athletes’ endorsement or promotion of any third party loyalty programs that may be in competition with MoPals or that may involve the promotion of, or the generation of, sign-ups for third party social media sites and networks.

9.	Term and Termination.

The term of the agreement is set to begin on [February 1, 2014] and to end on [February 1, 2017] unless amended by mutual agreement of the parties hereto.

10.	Condition of Closing.

The execution of one or more of the Endorsement Agreements is a condition precedent to the execution of the Definitive Agreement.

CONFIDENTIAL

SCHEDULE “B”
TERMS AND CONDITIONS OF ENDORSEMENT AGREEMENTS

[REDACTED]